Exhibit 99.1

Lincoln Educational Services Corporation Reports

Record First Quarter Revenue

West Orange, New Jersey, May 8, 2008 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported first quarter 2008 results.

Highlights:

•	Record revenue of $84.0 million for the first quarter of 2008, an increase of 10.3% from $76.2 million for the first quarter of 2007.

•	Diluted EPS from continuing operations of $0.02 for the first quarter of 2008 versus a loss of ($0.04) for the first quarter of 2007.

•	Student starts increased by 7.5% over the first quarter of 2007. Student population at March 31, 2008 increased by 10.0% to 18,600 from 16,902 at March 31, 2007.

•	Second Quarter 2008 Guidance –

➢
For the second quarter of 2008, historically our weakest quarter, we expect revenue of $82.0 million to $84.0 million, representing an increase of approximately 11% over the second quarter of 2007, diluted EPS of $0.02 to $0.04 and an increase in student starts of 10% to 12% over the second quarter of 2007.

Comment and Outlook

“We are very pleased with our financial performance during the first quarter,” said David Carney, Lincoln’s Chairman and CEO.  “The fundamentals of our business continue to strengthen as reflected in our 10.3% first quarter revenue increase, as well as our improving margins.  Student starts increased by 7.5% and average student population increased by 9.3% over the first quarter of 2007.  More importantly, we are seeing these trends accelerate as we entered the second quarter of 2008 with approximately 1,700 more students enrolled than the prior year comparable period.   Based on these trends, we expect to end the second quarter of 2008 with approximately 2,000 more students than the second quarter of 2007.”

“Our momentum is being driven by many of the operational initiatives we implemented over the last year.  Program development initiatives have led to the introduction of new programs in Criminal Justice and Licensed Practical Nursing, which are enabling us to accelerate our growth.  Additionally, we have received approval for three Bachelor programs to be offered online at the end of the second quarter and currently have approximately 20% of our students enrolled in degree granting programs. Overall, our initiatives have resulted in improved student retention and satisfaction, as well as reduced employee turnover. We expect to continue to reap the benefits of our operating initiatives and strengthened

Continued .. . .

infrastructure over the balance of 2008 and we remain comfortable with our previously issued annual guidance.”

Mr. Carney added: “We have not noticed any impact on student starts to date from the student lending issues that have affected our industry.  All of our schools are approved for the federal government’s direct lending program and we currently have six schools that are actively participating in that program.  Additionally, we still have numerous lenders on our preferred lender list that are continuing to make loans to our students.  We expect that bill H.R. 5715, dealing with student lending that was signed into law on May 7th, will benefit incoming students and enable us to accelerate student starts in the second half of the year.”

Discontinued Operations

As previously reported, on July 31, 2007 our Board of Directors approved a plan to cease operations at three of our campuses.  As a result of that decision, we recognized a non-cash impairment charge related to goodwill at these three campuses of approximately $2.1 million as of June 30, 2007.  Additionally, we determined that certain long-lived assets would not be recoverable at June 30, 2007 and recorded a non-cash charge of $0.9 million to reduce the carrying value of these assets to their estimated fair value.

As of September 30, 2007 all operations had ceased at these campuses, and accordingly, the results of operations of these campuses have been reflected in the accompanying statements of operations as “Discontinued Operations” for all periods presented.

First Quarter 2008 Operating Performance

Revenues increased by $7.9 million, or 10.3%, to $84.0 million for the quarter ended March 31, 2008 from $76.2 million for the quarter ended March 31, 2007.  The increase in revenues for the quarter was primarily attributable to a 9.3% increase in average student population, which increased to 18,459 for the quarter ended March 31, 2008 from 16,885 for the quarter ended March 31, 2007.  The remainder of this increase was due to tuition increases.

Our operating income for the quarter ended March 31, 2008 was $1.2 million, representing an improvement of $2.4 million from a loss from continuing operations of ($1.2) million for the quarter ended March 31, 2007.  The improvement in operating income was due to the increase in our average student population during the period.  The additional revenue from these students contributed to the increase in operating margin.

Our educational services and facilities expenses for the quarter ended March 31, 2008 were $36.6 million, representing an increase of $2.5 million, or 7.3%, as compared to $34.2 million for the quarter ended March 31, 2007. The increase in educational services and facilities expenses was due to instructional expenses and books and tools expenses, which increased by $1.1 million, or 6.0%, and $0.9 million, or 26.7%, respectively, over the same quarter in 2007.  Increases in instructional expenses and books and tools expenses were due to a 7.5% increase in student starts during the first quarter of 2008 as compared to the first quarter of 2007 and as a result of the overall increase in student population.  We began 2008 with approximately 1,400 more students than we began with on January 1, 2007.   The remainder of the increase in educational services and facilities expenses was due to facilities expenses, which increased by approximately $0.4 million over the first quarter of 2007 primarily due to increased depreciation expense of $0.7 million, offset by decreases in repairs and maintenance during the period.

As a percentage of revenues, educational services and facilities expenses for the first quarter of 2008 decreased to 43.6% from 44.8% for the first quarter of 2007.

Our selling, general and administrative expenses for the quarter ended March 31, 2008 were $46.1 million, representing an increase of $2.9 million, or 6.8%, as compared to $43.2 million for the quarter ended March 31, 2007.  The increase in our selling, general and administrative expenses during the period was primarily due to a $0.2 million, or 6.0%, increase in student services and a $2.6 million, or 11.7%, increase in administrative expenses for the quarter ended March 31, 2008 over the quarter ended March 31, 2007.  The increase in student services was primarily due to increases in compensation and benefit expenses attributed to increased financial aid and career services personnel as a result of larger student population during the first quarter of 2008 as compared to the first quarter of 2007.   The increase in administrative expenses during the first quarter of 2008 as compared to the first quarter of 2007 was primarily due to (a) a $1.0 million increase in compensation and benefits, resulting from annual compensation increases and increased cost of benefits provided to employees; (b)  a $0.4 million increase in bad debt expense; (c) a $0.2 million increase in employee training expenses; and (d) a $0.2 million increase in software maintenance expenses resulting from increased software licenses for our student management system.   As a percentage of revenues, selling, general and administrative expenses for the first quarter of 2008 decreased to 54.9% from 56.7% for the first quarter of 2007.

For the quarter ended March 31, 2008, our bad debt expense as a percentage of revenue was 4.8% as compared to 4.7% for the same quarter in 2007.  This increase was primarily attributable to higher accounts receivable due to a 10.3% increase in revenues during the first quarter of 2008 as compared to the first quarter of 2007.  The number of days sales outstanding at March 31, 2008 increased slightly to 23.9 days compared to 23.5 days at March 31, 2007.

Income from continuing operations for the quarter ended March 31, 2008 was $0.5 million, or $0.02 per diluted share, as compared to a loss of  ($0.9) million, or ($0.04) per diluted share for the quarter ended March 31, 2007.

Balance Sheet

At March 31, 2008, we had $5.6 million in cash and cash equivalents, compared to $3.5 million at December 31, 2007.  Our borrowings under our credit facility were $7.0 million at March 31, 2008 as compared to $5.0 million at December 31, 2007 and $13.0 million at March 31, 2007.

At March 31, 2008, our stockholders’ equity was $163.6 million, compared to $162.5 million at December 31, 2007, with the increase resulting from net income for the period.

Student Metrics

	Three Months Ended
	March 31,
	2007	2008	Growth
Student starts	5,237	5,629	7.5%
Average student population	16,885	18,459	9.3%
End of period student population	16,902	18,600	10.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-383-8108 (domestic) or 617-597-5343(international) and citing code 52608177. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 12660248.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 34 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences.  Lincoln had a combined average student population of approximately 18,459 as of March 31, 2008.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:

Chris Plunkett/Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)

	2008	2007

REVENUES	$84,047	$76,170
COSTS AND EXPENSES:
Educational services and facilities	36,629	34,151
Selling, general and administrative	46,132	43,183
Loss on disposal of assets	37	-
Total costs and expenses	82,798	77,334
OPERATING INCOME (LOSS)	1,249	(1,164)
OTHER:
Interest income	45	48
Interest expense	(504)	(484)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	790	(1,600)
PROVISION (BENEFIT) FOR INCOME TAXES	306	(670)
INCOME (LOSS) FROM CONTINUING OPERATIONS	484	(930)
Loss from discontinued operations, net of tax	-	(688)
NET INCOME (LOSS)	$484	$(1,618)

Earnings per share - Basic -
Earnings (loss) per share from continuing operations	$0.02	$(0.04)
Loss per share from discontinued operations	-	(0.02)
Net income (loss) per share	$0.02	$(0.06)

Earnings per share – Diluted -
Earnings (loss) per share from continuing operations	$0.02	$(0.04)
Loss per share from discontinued operations	-	(0.02)
Net income (loss) per share	$0.02	$(0.06)

Weighted average number of common shares outstanding:
Basic	25,660	25,460
Diluted	26,249	25,460

Other data:

EBITDA (1)	$5,619	$2,427
Depreciation and amortization from continuing operations	4,370	3,591
Cash flows provided by (used in) operating activities	7,547	(9,092)
Capital expenditures	7,440	5,752
Number of campuses	34	34
Average student population	18,459	16,885
Stock based compensation	558	411

Selected Condensed Consolidated Balance Sheet Data:  (In thousands)

March 31, 2008
(unaudited)

Cash and cash equivalents	$5,620

Current assets	39,044

Working capital / (deficit)	(17,758)

Total assets	244,252

Current liabilities	56,802

Long-term debt and lease

obligations, including current portion	17,325

Total stockholders’ equity	$163,573

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income (loss) from continuing operations to EBITDA:

	Three Months Ended March 31, (Unaudited)

	2008	2007

Income (loss) from continuing operations	$484	$(930)
Interest expense, net	459	436
Provision (benefit) for income taxes	306	(670)
Depreciation and amortization	4,370	3,591
EBITDA	$5,619	$2,427

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